EXHIBIT 99.1

Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President &
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES ITS RESULTS

 FOR THE SECOND QUARTER ENDED JUNE 30, 2004

Los Angeles, California, August 3, 2004 — National Mercantile Bancorp (the “Company”) (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank (“Mercantile”) and South Bay Bank, N.A. (“South Bay”), today reported net income of $345,000 for the second quarter ended June 30, 2004, or $0.12 basic and $0.08 diluted earnings per share, as compared to a net loss of $519,000 or $0.19 basic and diluted loss per share for the quarter ended June 30, 2003.  The second quarter 2003 loss was primarily due to a $1.1 million provision for loan losses.

Net income for the six months ended June 30, 2004 was $636,000, or $0.22 basic and $0.14 diluted earnings per share, compared to a net loss of $422,000, or $0.16 basic and diluted loss per share, during the first six months of 2003.

Total assets climbed $32.0 million, or 9%, to $387.2 million during the first half ending June 30, 2004 compared to $355.2 million at December 31, 2003.  Loans receivable increased $25.3 million, nearly 10%, and deposits increased $23.3 million, or 8%, during the same period.  Total shareholders’ equity at June 30, 2004 was $32.2 million representing a strong 8.32% of total assets.

Scott Montgomery, President and Chief Executive Officer of the Company, Mercantile and South Bay, commented, “Our focus on business development has resulted in robust loan and deposit growth in this most recent quarter.  Coupled with a greater volume of investment securities, net income reflects marked improvement.  We expect this momentum and the improving economic conditions to propel future earnings.  As a result, the quarter ended June 30, 2004 is our fourth consecutive profitable quarter since resolving the problem loans primarily at South Bay Bank and the best quarterly performance of the last seven quarters.  We anticipate continued growth in loans, deposits and earnings during the remainder of the year.

                “On the expense side, operating expenses in the second quarter were up less than 1% as compared to the second quarter of 2003.  We have just completed an evaluation and study of our operating policies and procedures.  The planned implementation of the study’s recommendations is expected to improve our operating efficiency in future periods.  Other operating income increased $148,000 or 20.6%, while operating expenses increased only $42,000 or 0.6% for the first six months of 2004 compared to the same period in 2003.

                “We anticipate that the move of the administrative offices and Century City banking office in June of 2004 to less costly facilities will enable us to realize a reduction in occupancy expense of approximately $250,000 annually.  Not only were we able to reduce this office space by 8,000 square feet, but the design is more efficient and has enabled us to begin consolidating several operating and administrative functions to enhance our client service and reduce costs.

                “We are pleased to report that we introduced two new lending products near the end of the second quarter - an equipment leasing program and a life insurance premium-financing program.  We believe these programs, which will be underwritten to meet or exceed existing bank credit standards, will provide additional opportunities for growth during the last half of this year.  Also during the second quarter, the Synapsys data management software system was installed, which will assist us in managing and enhancing client relationships and profitability.”

He continued, “Asset quality remains sound.  Our success in resolving problem loans in 2003 has permitted us to redirect our resources to developing business and growing loans in 2004.  We believe that the Company is well-positioned for the future.”

Assets and Liabilities

Total assets at June 30, 2004 were $387.2 million compared to $355.2 million at year-end 2003.  The increase in total assets was driven in large part by a $23.3 million increase in total deposits and an $8.9 million increase in other borrowings funding $25.3 million and $17.0 million in additional loans receivable and investment securities, respectively.  Cash, due from banks and Federal funds sold totaling $10.6 million were redeployed into higher yielding earning assets.  Money market deposits climbed $24.6 million at June 30, 2004 compared to December 31, 2003 while noninterest bearing demand deposit accounts rose $3.9 million.  Relatively expensive time certificates of deposit decreased $6.0 million during this period as part of management’s continuing efforts to orchestrate a change in deposit composition and reduce the cost of the Company’s funding base.

Shareholders’ Equity

Shareholders’ equity was $32.2 million at June 30, 2004 as compared to $31.7 million at December 31, 2003.  The increase was primarily due to retained earnings partially offset by a decline in accumulated other comprehensive income representing declines in the value of securities available-for-sale.

Interest and Other Operating Income

Net interest income during the second quarter 2004 was $3.6 million compared to $3.7 million for the same quarter in 2003.  Total interest income declined $66,000 in the 2004 period due to lower interest rates affecting the yields on adjustable rate loans tied to variable rate indices, the yields on newly originated fixed rate loans and existing fixed rate loans upon renewal at maturity, as well as the yields on overnight investments and new acquired investment securities.  The growth in loans during the first half combined with an increase on July 1, 2004 in the prime rate lending index will positively impact future interest income.

Additionally, on July 1, 2004, the Company entered into an interest rate swap exchanging adjustable payments based on the prime rate for fixed payments at 6.925% on an amortizing — during years four through six - notional amount beginning at $50 million.  This swap is expected to increase interest income in the second half of 2004 and better balances the Company’s asset sensitivity to interest rates.

                The low interest rate environment reduced interest expense during the second quarter of 2004 to $694,000 from $730,000 in the second quarter 2003.  The change in deposit composition from higher costing time certificates of deposit to lower costing noninterest bearing demand, money market and savings deposits contributed to a $257,000 decline in interest expense on deposits.  The change in deposit composition reflects our emphasis on business banking which generates transaction deposit accounts.

                Additionally, we implemented FASB Interpretation No. 46 Consolidation of Variable Interest Entities effective July 1, 2003 resulting in the reclassification of the Company’s junior subordinated debentures and the related interest.  Accordingly, the second quarter 2004 interest expense includes interest on the Company’s junior subordinated debentures that was recorded as a minority interest in the second quarter 2003.  The interest expense related to the junior subordinated debentures for the three months ended June 30, 2004 was $228,000.

The net interest margin decreased to 4.38% during the second quarter of 2004, down from 4.45% during the second quarter of 2003.  However, we anticipate that as the Federal Reserve increases rates, the net interest margin will begin to improve.

Similar to the second quarter results, net interest income for the six months ended June 30, 2004 declined $101,000 to $7.1 million.  The interest expense related to the reclassified junior subordinated debentures discussed above, however, was $454,000 for this period.  The net interest margin for the first half of 2004 was 4.36% compared to 4.52% for the same period in 2003.

Other Operating Income

                Other operating income for the three months ended June 30, 2004 was $402,000 compared to $284,000 for the second quarter 2003, an increase of 41.5%.  Deposit related and other customer service income increased $66,000 in the 2004 period due to new service offerings and increases in deposit account fees.  Additionally, there was no loss on sale of other real estate owned in 2004 compared to $61,000 in the second quarter 2003.

                Other operating income for the six months ended June 30, 2004 increased $148,000 to $867,000 compared to $719,000 for 2003, an increase of 20.6%.  Deposit related and other customer services were $181,000 greater in the 2004 period.  Gain on sale of securities for 2004 was $19,000 compared to $100,000 in 2003.

Operating Expenses

Other operating expenses were $3.4 million during the quarter ended June 30, 2004 nearly flat as compared to the same period in 2003.  Decreases in net occupancy expense, due to the move of the Company’s headquarters and Century City banking office, and decreases in computer data processing and legal fees, were offset by increases in salaries and related benefits, largely due to additional business development staff, increases in furniture and equipment expense, related to the facility move, as well as increases in printing and communication expenses and insurance and regulatory assessments.

Other operating expenses for the six months ended June 30, 2004 increased $42,000, or 0.6%, to $6.8 million compared to the same period in 2003.  Increases in salaries and related benefits, furniture and equipment expense, printing and communications, and insurance and regulatory assessments were only partially offset by decreases in net occupancy expense, customer service expense, legal services and other professional service fees.  The decline in legal and other professional services in 2004 are primarily due to the reduced volume of problem loans.

Credit Quality

Total non-performing assets were $1.3 million at June 30, 2004 compared to $1.4 million at December 31, 2003.  Other real estate owned, representing real estate foreclosed in satisfaction of loan repayment, comprised $1.0 million of non-performing assets.  During the six months ended June 30, 2004, the Company’s loans charged-off were $35,000, while recoveries of previously charged-off loans were $91,000.

No provision for credit losses was recorded for the six months ended June 30, 2004 based upon the Company’s analysis of its loan portfolio and the related adequacy of the allowance for credit losses.  The Company’s allowance for credit losses was $3.7 million at June 30, 2004 representing 1.29% of total loans receivable and 282% of nonperforming assets.

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N.A., members FDIC, with locations in Century City, Beverly Hills, Encino, Torrance, El Segundo and Costa Mesa, California.  The banks offer a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

“Redefining Business Banking”

#####

This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

National Mercantile Bancorp

June 30, 2004 - FINANCIAL SUMMARY

($ in 000’s, except share data)

SELECTED
FINANCIAL
CONDITION DATA (Unaudited):	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2004	2004	2003	2003	2003	2003	2002
Cash and Due from Banks	$21,990	$25,373	$24,556	$22,590	$18,625	$18,364	$19,201
Due from banks-interest bearing	2,728	4,325	4,728	0	0	0	0
Federal Funds Sold and Securities Purchased under Agreements to Resell	4,000	18,000	10,000	42,000	39,900	31,400	18,700
Investment Securities	51,912	40,555	35,474	36,183	21,674	17,992	26,170
Loans
Commercial	82,293	78,020	76,699	78,151	82,252	88,382	86,015
Real Estate	165,197	158,482	153,558	138,816	146,320	147,290	144,111
Real Estate Construction and Land	37,053	26,632	27,210	28,506	35,902	29,451	37,934
Consumer and Others	1,864	2,726	3,510	2,594	2,204	3,171	4,720
Deferred Loan Fees, Net	(822)	(781)	(728)	(602)	(528)	(548)	(458)
Total	285,585	265,079	260,249	247,465	266,150	267,746	272,323
Allowance for Credit Losses	(3,691)	(3,633)	(3,635)	(3,588)	(3,452)	(4,694)	(4,846)
Net Loans	281,894	261,446	256,614	243,877	262,698	263,052	267,477
Intangible Assets and Goodwill	4,968	5,024	5,079	4,083	4,139	4,195	4,252
Other Assets	19,705	18,290	18,755	21,733	19,267	22,371	19,585
Total Other Assets	24,673	23,314	23,834	25,816	23,406	26,566	23,837
Total Assets	$387,197	$373,013	$355,206	$370,466	$366,303	$357,374	$355,385
Deposits
Demand, Non-interest Bearing	$123,947	$127,411	$119,998	$127,421	$123,569	$114,171	$107,580
NOW	30,608	31,582	29,349	28,117	27,644	27,116	30,465
MMDA	80,015	70,480	55,422	59,777	51,272	47,133	43,134
Savings	37,664	40,120	38,925	43,423	46,783	46,283	42,182
Time Certificates $100,000 and over	28,018	26,378	27,308	25,674	30,147	36,844	39,957
Time Certificates under $100,000	21,763	21,266	27,715	31,013	32,536	31,039	35,407
Total Deposits	322,015	317,237	298,717	315,425	311,951	302,586	298,725
Securities Sold under Agreements to Repurchase and Other Borrowed Funds	16,400	7,500	7,899	7,897	7,895	8,292	8,976
Guaranteed Preferred Beneficial Interests in Company’s Junior Subordinated Debt	15,464	15,464	15,464	15,464	14,538	14,534	14,530
Other Liabilities	1,088	770	1,405	738	1,206	736	1,950
Minority Interest in Preferred Stock of South Bay Bank	—	—	—	—	—	—	—
Shareholders’ Equity	32,363	31,953	31,650	30,905	30,640	31,134	31,002
Accumulated Other Comprehensive Gain	(133)	89	71	37	73	92	202
Total Liabilities and Stockholders’ Equity	$387,197	$373,013	$355,206	$370,466	$366,303	$357,374	$355,385

Average Quarterly Assets	$373,791	$360,153	$370,093	$372,971	$369,140	$347,259	$357,532
Regulatory Capital-Tier I	$32,337	$31,418	$31,195	$29,891	$29,780	$30,454	$29,709
Non-Performing Assets
Non-Accrual Loans	$289	$319	$438	$442	$592	$4,308	$5,787
Loans 90 Days P/D & Accruing	6	—	—	51	9	—	209
OREO and Other Non-perfoming Assets	1,010	968	925	1,000	1,000	1,535	1,000
Total Non-Performing Assets	$1,305	$1,287	$1,363	$1,493	$1,601	$5,843	$6,996

SELECTED STATEMENT OF FINANCIAL CONDITION RATIOS:	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2004	2004	2003	2003	2003	2003	2002
Loans to Deposits Ratio	88.69%	83.56%	87.12%	78.45%	85.32%	88.49%	91.16%
Ratio of Allowance for Loan Losses to:
Total Loans	1.29%	1.37%	1.40%	1.45%	1.30%	1.75%	1.78%
Total Non-Performing Assets	282.84%	282.28%	266.69%	240.32%	215.62%	80.34%	69.27%
Earning Assets to Total Assets	88.90%	87.92%	87.40%	87.90%	89.47%	88.74%	89.25%
Earning Assets to Interest-Bearing Liabilities	160.50%	166.20%	166.36%	166.23%	166.97%	161.22%	158.50%
Capital Ratios Holding Company:
Total Risk-Based Capital	12.97%	13.28%	14.07%	13.69%	13.03%	13.30%	13.31%
Tier 1 Risk-Based Capital	10.41%	10.60%	11.22%	10.89%	10.33%	10.60%	10.57%
Tier 1 Leverage	8.92%	9.00%	8.88%	8.50%	8.32%	9.07%	8.60%
Risk Weighted Assets	$311,038	$296,524	$278,085	$274,478	$288,181	$287,417	$283,078
Book Value per Share (1) (2)	$7.23	$7.24	$7.17	$7.17	$7.13	$7.16	$7.17
Total Shares Outstanding (2)	4,242,949	4,233,099	4,231,449	4,168,099	4,162,299	4,158,299	4,149,514

(1)        Includes the effect of dilutive options and warrants.

(2)        Includes assumed conversion of currently convertible Series A preferred stock into common stock

National Mercantile Bancorp

June 30, 2004 - FINANCIAL SUMMARY

($ in 000’s, except share data)

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:

(Unaudited)

QUARTERLY DATA:	Second Quarter 2004	First Quarter 2004	Fourth Quarter 2003	Third Quarter 2003	Second Quarter 2003	First Quarter 2003	Fourth Quarter 2002
Interest Income	$4,316	$4,141	$4,070	$4,262	$4,382	$4,410	$4,765
Interest Expense	694	690	739	823	730	888	1,040
Net Interest Income before Provision for Loan Losses	3,622	3,451	3,331	3,439	3,652	3,522	3,725

Provision for Loan Losses	—	—	—	10	1,145	110	100
Net Interest Income after Provision for Loan Losses	3,622	3,451	3,331	3,429	2,507	3,412	3,625

Net Gain on Sale of Securities Available-for-Sale	0	19	(49)	—	—	100	0
Loss on Write-down of OREO	0	0	(75)	—	(61)	—	—
Other Operating Income	402	446	384	397	345	335	467
Other Operating Expense	3,439	3,423	3,184	3,292	3,410	3,410	3,149
Net Income before Provision for Minority Interest and Income Taxes	585	493	407	534	(619)	437	943

Minority Interest in the Company’s Income of the Preferred Stock of South Bay Bank, N.A.	—	—	—	—	—	—	54
Junior Subordinated Deferrable Interest Debentures	—	—	—	—	223	233	384

Net Income before Provision for Income Taxes	585	493	407	534	(842)	204	505
Provision for Income Taxes	240	202	70	242	(323)	107	329
Net Income	$345	$291	$337	$292	$(519)	$97	$176

Basic Earnings (Loss) Per Share	$0.12	$0.10	$0.12	$0.11	($0.19)	$0.04	$0.24
Diluted Earnings (Loss) Per Share	$0.08	$0.06	$0.07	$0.07	($0.19)	$0.02	$0.12
Weighted Avg Common Shares O/S (2)	2,906,241	2,810,522	2,741,074	2,700,935	2,695,366	2,687,560	1,706,652
Return on Quarterly Average Assets	0.37%	0.32%	0.36%	0.31%	-0.56%	0.11%	0.20%
Return on Quarterly Average Equity	4.28%	3.63%	4.15%	3.72%	-6.58%	1.26%	2.59%
Net Interest Margin - Avg Earning Assets	4.38%	4.34%	4.07%	4.11%	4.45%	4.60%	4.94%
Operating Expense Ratio	3.69%	3.81%	3.41%	3.50%	3.71%	3.99%	3.53%
Efficiency Ratio	85.46%	87.41%	88.67%	85.82%	86.64%	86.18%	75.12%

Quarterly operating ratios are annualized.

FOR THE SIX MONTHS ENDED JUNE 30:
	2004	2003
Interest Income	8,457	$8,792
Interest Expense	1,384	1,618
Net Interest Income before Provision for Loan Losses	7,073	7,174

Provision for Loan Losses	0	1,255
Net Interest Income after
Provision for Loan Losses	7,073	5,919

Net Gain on Sale of Securities Available-for-Sale	19	100
Loss on OREO/Fixed Assets	0	(61)
Other Operating Income	848	680
Other Operating Expense	6,862	6,820
Net Income (Loss) Before Minority Interest and Provision for Income Taxes	1,078	(182)
Minority Interest in the Company’s Income of the Preferred Stock of South Bay Bank, N.A.	—	0

Junior Subordinated Deferrable Interest Debentures	0	456
Net Income (Loss) Before Provision for Income Taxes	1,078	(638)
Provision (Benefit) for Income Taxes	442	(216)
Net Income (Loss)	636	$(422)

Basic Earnings (Loss) Per Share	$0.22	$(0.16)
Diluted Earnings (Loss) Per Share (1)	$0.14	$(0.16)
Weighted Avg Common Shares O/S (2)	2,858,382	2,691,485
Return on Average Assets	0.35%	-0.24%
Return on Average Equity	3.95%	-2.70%
Net Interest Margin - Avg Earning Assets	4.36%	4.52%
Operating Expense Ratio	3.75%	3.84%
Efficiency Ratio	86.42%	86.41%

(1)

The diluted loss per share includes only common shares as common share equivalents are  anti-dilutive. The loss per share for December 31, 2002 is based upon income available to shareholders considering the amortization of the discount on beneficial conversion rights.

(2)	Shares used to compute Basic Earnings (Loss) per share.